IMPAC SECURED ASSETS CORP.
                                     Company

                            IMPAC FUNDING CORPORATION
                           Master Servicer and Seller

                       Mortgage Pass-Through Certificates,
                                  Series 1997-3


$0.00                             Variable Rate          Class A-10 Certificates

                                   ----------

                        Supplement dated August 13, 1999
                                       to
                 Prospectus supplement dated September 24, 1997
                                       to
                       Prospectus dated September 24, 1997

                                   ----------

         The Class A-10 Certificates had an initial notional amount of $324,123,628.54, and initially was issued on September 29, 1997. After giving effect to the distribution made on July 26, 1999, the current notional amount is $163,035,007.42.

         Greenwich Capital Markets, Inc., or the Class A-10 underwriter, will purchase from the Company its 50 percent interest in the Class A-10 Certificates pursuant to a Class A-10 underwriting agreement dated August 13, 1999, among Impac Secured Assets Corp., f/k/a ICIFC Secured Assets Corp., or the company, Impac Funding Corporation, f/k/a ICI Funding Corporation, or the master servicer, and the Class A-10 underwriter.

         The Class A-10 underwriter may offer the Class A-10 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class A-10 underwriter may effect those transactions by selling the Class A-10 Certificates to or through dealers. In connection with the purchase and sale of the Class A-10 Certificates, the Class A-10 underwriter and any dealers that may participate with the Class A-10 underwriter in that resale of the Class A-10 Certificates may be deemed to have received compensation from the company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class A-10 underwriter in the form of discounts, concessions or commissions. The Class A-10 underwriting agreement provides that the company will indemnify the Class A-10 underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-10 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

                         GREENWICH CAPITAL MARKETS, INC.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION WITH THOSE DOCUMENTS.

UNTIL NOVEMBER 12, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A-10 CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND AS TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         The following information updates and replaces the applicable information provided in the prospectus supplement.

                        DESCRIPTION OF THE MORTGAGE POOL

General

         Presented below is a description of various characteristics of the mortgage loans as of August 1, 1999, except as otherwise indicated. All percentages of the mortgage loans are approximate percentages by aggregate principal balance as of the August 1, 1999, except as otherwise indicated. Unless otherwise specified, all principal balances of the mortgage loans are as of the August 1, 1999 and are rounded to the nearest dollar.

                                           ORIGINAL MORTGAGE LOAN AMOUNT

                                                                                              PERCENTAGE OF
                                                                                              AUGUST 1, 1999
              MORTGAGE LOAN                       NUMBER OF         AGGREGATE UNPAID             AGGREGATE
            PRINCIPAL BALANCE                   MORTGAGE LOAN       PRINCIPAL BALANCE        PRINCIPAL BALANCE
            -----------------                   -------------       -----------------        -----------------
     $      0.01  -  $  50,000.00.........               73           $ 3,030,739                    1.86%
     $ 50,000.01  -  $ 100,000.00.........              391            29,301,072                   17.97
     $100,000.01  -  $ 150,000.00.........              404            48,942,904                   30.02
     $150,000.01  -  $ 200,000.00.........              181            30,453,601                   18.68
     $200,000.01  -  $ 250,000.00.........               91            19,795,847                   12.14
     $250,000.01  -  $ 300,000.00.........               51            13,563,152                    8.32
     $300,000.01  -  $ 350,000.00.........               27             8,446,972                    5.18
     $350,000.01  -  $ 400,000.00.........               12             4,363,457                    2.68
     $400,000.01  -  $ 450,000.00.........                2               849,974                    0.52
     $450,000.01  -  $ 500,000.00.........                7             3,184,517                    1.95
     $500,000.01  -  $ 550,000.00.........                1               498,916                    0.31
     $600,000.01  -  $ 650,000.00.........                1               603,856                    0.37
                                                      -----          ------------                  ------
           Total..........................            1,241          $163,035,007                  100.00%
                                                      =====          ============                  ======


         The average original principal balance of the mortgage loans will be approximately $134,638.

                           PRINCIPAL BALANCES OF THE MORTGAGE LOANS AS OF AUGUST 1, 1999

                                                                                              PERCENTAGE OF
                                                                                              AUGUST 1, 1999
              MORTGAGE LOAN                       NUMBER OF         AGGREGATE UNPAID             AGGREGATE
            PRINCIPAL BALANCE                   MORTGAGE LOAN       PRINCIPAL BALANCE        PRINCIPAL BALANCE
            -----------------                   -------------       -----------------        -----------------
       $     0.01   -  $ 50,000.00........                 84          $  3,539,229                   2.17%
       $ 50,000.01  -  $100,000.00........                402            30,922,394                   18.97
       $100,000.01  -  $150,000.00........                397            49,012,172                   30.06
       $150,000.01  -  $200,000.00........                179            30,814,937                   18.90
       $200,000.01  -  $250,000.00........                 86            19,155,611                   11.75
       $250,000.01  -  $300,000.00........                 49            13,431,946                    8.24
       $300,000.01  -  $350,000.00........                 24             7,682,149                    4.71
       $350,000.01  -  $400,000.00........                 10             3,732,824                    2.29
       $400,000.01  -  $450,000.00........                  3             1,299,320                    0.80
       $450,000.01  -  $500,000.00........                  6             2,840,569                    1.74
       $600,000.01  -  $650,000.00........                  1               603,856                    0.37
                                                        -----          ------------                  ------
             Total........................              1,241          $163,035,007                  100.00%
                                                        =====          ============                  ======


         The average current principal balance of the mortgage loans will be approximately $131,374.

                                                  MORTGAGE RATES

                                                                                            PERCENTAGE OF
                                                                                            AUGUST 1, 1999
                                                  NUMBER OF       AGGREGATE UNPAID             AGGREGATE
            MORTGAGE RATES                      MORTGAGE LOAN     PRINCIPAL BALANCE        PRINCIPAL BALANCE
            --------------                      -------------     -----------------        -----------------
     7.000% -7.499%...................                 2          $    107,919                    0.07%
     7.500% -7.999%...................                12             2,189,725                    1.34
     8.000% -8.499%...................                86            14,481,849                    8.88
     8.500% -8.999%...................               466            64,750,691                   39.72
     9.000% -9.499%...................               486            59,534,683                   36.52
     9.500% -9.999%...................               147            17,250,433                   10.58
     10.000% - 10.499%................                22             2,892,091                    1.77
     10.500% - 10.999%................                15             1,369,329                    0.84
     11.000% - 11.499%................                 2               204,711                    0.13
     11.500% - 11.999%................                 3               253,576                    0.16
                                                   -----          ------------                  ------
            Total.....................             1,241          $163,035,007                  100.00%
                                                   =====          ============                  ======


         The weighted average mortgage rate of the mortgage loans will be approximately 8.979% per annum.

                          ORIGINAL LOAN-TO-VALUE RATIOS

                                                                        PERCENTAGE OF
                                                                        AUGUST 1, 1999
                                   NUMBER OF       AGGREGATE UNPAID        AGGREGATE
 ORIGINAL LOAN-TO-VALUE RATIOS   MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
------------------------------- ---------------   -----------------    ------------------
Less than or equal to 25.00....       4               $  272,667              0.17%
 25.01%  - 30.00%..............       3                  307,456              0.19
 30.01%  - 35.00%..............       7                  524,205              0.32
 35.01%  - 40.00%..............       6                  361,872              0.22
 40.01%  - 45.00%..............      12                1,325,655              0.81
 45.01%  - 50.00%..............      24                2,501,885              1.53
 50.01%  - 55.00%..............      21                1,918,992              1.18
 55.01%  - 60.00%..............      27                2,825,365              1.73
 60.01%  - 65.00%..............      41                4,756,374              2.92
 65.01%  - 70.00%..............      60                7,475,286              4.59
 70.01%  - 75.00%..............     122               16,555,978             10.15
 75.01%  - 80.00%..............     334               43,412,528             26.63
 80.01%  - 85.00%..............      41                4,828,758              2.96
 85.01%  - 90.00%..............     500               70,125,422             43.01
 90.01%  - 95.00%..............      39                5,842,563              3.58
                                  -----             ------------            ------
    Total.......................  1,241             $163,035,007            100.00%
                                  =====             ============            ======

  The minimum and maximum loan-to-value ratios at origination of the mortgage loans were approximately 18.34% and 95.00%, respectively, and the weighted average loan-to-value ratios at origination of the mortgage loans was approximately 81.36%.


                              MORTGAGE LOAN PROGRAM

                                                                         PERCENTAGE OF
                                                                         AUGUST 1, 1999
                                    NUMBER OF       AGGREGATE UNPAID        AGGREGATE
LOAN PROGRAM                      MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
-------------------------------- ---------------   -----------------    ------------------
Full Documentation..............        116           $ 16,175,697            9.92%
Limited Documentation...........        264             32,502,910           19.94
No Ratio........................        118             15,857,388            9.73
Alternative Documentation.......          7               687,150             0.42
No Income/No Asset..............        122             13,708,059            8.41
Express (Non-Verified Assets)...        586             79,423,025           48.72
Express (Verified Assets).......         28              4,680,779            2.87
                                      -----           ------------          ------
    Total.......................      1,241           $163,035,007          100.00%
                                      =====           ============          ======

     See "Description of the Mortgage Pool-- Underwriting Standards" in the prospectus supplement for a description of ICI Funding's documentation programs.

                        RISK CATEGORIES OF MORTGAGE LOANS

                                                                         PERCENTAGE OF
                                                                         AUGUST 1, 1999
                                    NUMBER OF       AGGREGATE UNPAID        AGGREGATE
CREDIT GRADE                      MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
-------------------------------- ---------------   -----------------    ------------------
A+(1)...........................         5            $  1,062,351            0.65%
A(1)............................       573              72,285,544           44.34
A-(1)...........................        45               5,271,541            3.23
B (1)...........................         3                 222,451            0.14
C (1)...........................         1                  89,317            0.05
Progressive Express 1(2)........       277              36,875,533           22.62
Progressive Express 2(2)........       268              37,459,181           22.98
Progressive Express 3(2)........        39               5,303,897            3.25
Progressive Express 4(2)........        25               4,017,399            2.46
Progressive Express 5(2)........         5                 447,794            0.27
                                      ----            ------------          -------
   Total........................     1,241            $163,035,007          100.00%
                                     =====            =============         =======
__________________

(1) All of the mortgage loans were reviewed and placed into risk categories generally based on the credit standards of the Progressive Program. See "Description of the Mortgage Pool-- Underwriting Standards" in the prospectus supplement.

(2) These mortgage loans were originated under ICI Funding's Progressive Express Program. The underwriting for such mortgage loans is generally based on the borrower's "FICO" score and therefore those mortgage loans do not correspond to the alphabetical risk categories listed above. See "Description of the Mortgage Pool-- Underwriting Standards" in the prospectus supplement.

                                 OCCUPANCY TYPE
                                                                                    PERCENTAGE OF
                                                                                   AUGUST 1, 1999
                                              NUMBER OF       AGGREGATE UNPAID        AGGREGATE
OCCUPANCY TYPE (AS INDICATED BY BORROWER)   MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
-----------------------------------------   ---------------  -----------------    ------------------
Owner-Occupied Primary Residence.........       1,118           $151,593,721             92.98%
Second Homes.............................          61              6,404,384              3.93
Non-Owner Occupied.......................          62              5,036,903              3.09
                                                -----           ------------            ------
      Total..............................       1,241           $163,035,007            100.00%
                                                =====           ============            ======



                                 PROPERTY TYPES

                                                                                 PERCENTAGE OF AUGUST 1,
                                              NUMBER OF       AGGREGATE UNPAID      1999 AGGREGATE
PROPERTY TYPE                               MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
-----------------------------------------   ---------------  -----------------   -----------------------
Single-family............................     1,022            $137,724,092             84.48%
PUD......................................        76               9,808,668              6.02
Condominium..............................        96               9,553,571              5.86
Two- to Four-Family......................        42               5,261,158              3.23
CondoHotel...............................         3                 391,932              0.24
Deminimus PUD............................         2                 295,586              0.18
                                              -----            ------------            -------
      Total..............................     1,241            $163,035,007            100.00%
                                              =====            ============            ======

                 GEOGRAPHIC DISTRIBUTION OF MORTGAGED PROPERTIES

                                                              PERCENTAGE OF
                                                             AUGUST 1, 1999
                          NUMBER OF       AGGREGATE UNPAID        AGGREGATE
        STATE          MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
--------------------- ---------------  -----------------    ------------------

California...........      261              43,460,805            26.66%
Other(1).............      317              40,408,009            24.78
Florida..............      307              32,563,365            19.97
New York.............      112              16,091,697             9.87
New Jersey...........      122              15,689,794             9.62
Texas................      82                9,357,491             5.74
Nevada...............      40                5,463,846             3.35
                           --             ------------           ------
      Total..........    1,241            $163,035,007           100.00%
                         =====            ============           ======

________________
(1) No more than 3% in any one state.

     No more than approximately 0.54% of the mortgage loans will be secured by mortgaged properties located in any one zip code.



                           PURPOSES OF MORTGAGE LOANS

                                                                         PERCENTAGE OF
                                                                         AUGUST 1, 1999
                                    NUMBER OF       AGGREGATE UNPAID        AGGREGATE
      LOAN PURPOSE                MORTGAGE LOANS   PRINCIPAL BALANCE    PRINCIPAL BALANCE
      ------------               ---------------  -----------------    ------------------
Purchase.........................      920           $120,126,222             73.68%
Refinance/Equity Take-Out........      185             22,443,593             13.77
Refinance/No Equity Take-Out.....      128             19,480,311             11.95
Construction.....................        8                984,881              0.60
                                     -----           ------------            ------
   Total.........................    1,241           $163,035,007            100.00%
                                     =====           ============            ======



     In general, in the case of a mortgage loan made for "rate/term" refinance purposes, substantially all of the proceeds are used to pay in full the principal balance of a previous mortgage loan of the mortgagor with respect to a mortgaged property and to pay origination and closing costs associated with such refinancing. mortgage loans made for "equity take out" refinance purposes may involve the use of the proceeds to pay in full the principal balance of a previous mortgage loan and related costs except that a portion of the proceeds are generally retained by the mortgagor for uses unrelated to the mortgaged property. The amount of such proceeds retained by the mortgagor may be substantial.

                   CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

     The numbers listed for the Class A-10 Certificates in the table entitled "Pre-Tax Yield to Maturity of the Variable Strip Certificates at the Following Percentages of SPA" on page S-62 of the prospectus supplement are replaced with the following numbers:

                 PRE-TAX YIELD TO MATURITY OF THE VARIABLE STRIP
                CERTIFICATES AT THE FOLLOWING PERCENTAGES OF CPR

Assumed Purchase Price           0.00%      15.55%    31.10%    46.65%    62.20%
----------------------           -----      ------    ------    ------    ------
2.96875%     ................    51.9%       32.3%    10.7%     (13.7)%  (42.0)%


     Solely as to the Class A-10 Certificates, the model, or prepayment assumption, used to derive the yields above assumes a prepayment rate for the mortgage loans based on CPR. CPR assumes that the outstanding principal balance of a pool of mortgage loans prepays at a specified constant annual rate or CPR. In generating monthly cash flows, this rate is converted to an equivalent constant monthly rate. To assume 31.10% CPR or any other CPR percentage is to assume that the stated percentage of the outstanding principal balance of the pool is prepaid over the course of a year. No representation is made that the mortgage loans will prepay at 31.10% CPR or any other rate.


STRUCTURING ASSUMPTIONS

     The structuring assumptions described in clauses (i), (vi) and (ix) in the last paragraph on page S-56 in the prospectus supplement are updated and replaced by the following:

(i) the table entitled "Pre-Tax Yield to Maturity of the Variable Strip Certificates at the Following Percentages of SPA" as modified above is based on the actual characteristics of the mortgage loans as they appear on the systems of the master servicer as of August 1, 1999.

(vi) payments on the Certificates will be received on the 25th day of each month, commencing August 25, 1999;

(ix) the Certificates will be purchased on August 13, 1999;

                             ADDITIONAL INFORMATION

     The following information relating to the mortgage loans was contained in the Statement to Certificateholders in connection with the distribution made on July 26, 1999.

                                            DELINQUENT LOAN INFORMATION

                               31-60 Days           61-90 Days         91 or more days          Total
                               ----------           ----------         ---------------          -----
Principal Balance - Loan     $2,927,687.32          $69,966.32           $221,764.76        $3,219,418.40
Group I
Number of Loans - Loan             16                   1                     2                   19
Group I


                                           FORECLOSURE LOAN INFORMATION

                               31-60 Days           61-90 Days         91 or more days          Total
                               ----------           ----------         ---------------          -----
Principal Balance - Loan          $0                  $0               $2,613,237.82       $2,613,237.82
Group I
  Number of Loans - Loan           0                   0                     15                   15
      Group I


                                            BANKRUPTCY LOAN INFORMATION

                               31-60 Days           61-90 Days         91 or more days          Total
                               ----------           ----------         ---------------          -----
Principal Balance - Loan          $0              $492,863.04          $983,631.89         $1,476,494.93
Group I
Number of Loans - Loan             0                    2                    8                   10
Group I


                                               REO LOAN INFORMATION

                               31-60 Days           61-90 Days         91 or more days          Total
                               ----------           ----------         ---------------          -----
Principal Balance - Loan          $0                   $0               $809,226.11          $809,226.11
Group I
Number of Loans - Loan             0                    0                     5                    5
Group I

Current Period Realized Losses                       $0.00

Prior Period Realized Loss Adjustment          $(2,468.50)

Aggregate Realized Losses Since                $112,322.32
Inception

Aggregate Amount of Recoveries on                    $0.00
previously foreclosed loans

Bankruptcy Amount                               $75,000.00

Fraud Loss Amount                            $2,706,410.59

Special Hazard Amount                        $2,314,000.00